Exhibit 4.8

Execution Copy

AGREEMENT FOR THE TRANSFER AND ASSUMPTION

OF OBLIGATIONS UNDER THE

SHARE SUBSCRIPTION AGREEMENTS AND SHAREHOLDERS AGREEMENT

THIS AGREEMENT is made the 30th day of August 2006

AMONG

(1)	JA SOLAR HOLDINGS CO., LTD. of Cricket Square, Hutchins Drive, P.O. Box 2681 GT, George Town, Grand Cayman, British West Indies (“JA Cayman”);

(2)	JA DEVELOPMENT CO., LTD. of Romasco Place, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands (“JA BVI”);

(3)	JINGLONG GROUP CO., LTD. of Romasco Place, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands;

(4)	EXPRESS POWER INVESTMENTS LIMITED of 49 Combles Pde. Matraville NSW 2036, New South Wales, Australia;

(5)	MARLINS FAME LIMITED of Room 2602, No. 11, Lane 1515 Zhang Yang Road, Shanghai 200135, China;

(6)	IMPROVE FOREVER INVESTMENTS LIMITED of Suite 402, No. 21 Lane 519, Laohumin Road, Shanghai 200135, China;

(7)	GIANT FORTUNE DEVELOPMENT LIMITED of Flat D, 12th Floor 22 Robinson Road, Mid-Level, Hong Kong;

(8)	SUPER SHINE INTERNATIONAL LIMITED of 411, 4th Floor World Commerce Centre, Harbour City, 11 Canton Road, Tsim Sha Tsui, Kowloon, Hong Kong;

(9)	SI FAB INTERNATIONAL, LTD. of 79 Palne Street, Maroubra, 2035 New South Wales, Australia;

(10)	FRESHEARN INVESTMENTS LIMITED of Room 1605, No. 343 HuaiHai Xi Road, Shanghai, 200030, China;

(11)	MITSUBISHI CORPORATION of 3-1, Marunouchi 2-Chome Chiyoda-Ku, Tokyo 100-8086, Japan; and

(12)	LEEWAY ASIA L.P. of PO Box 908 GT, George Town, Grand Cayman, Cayman Islands;

MITSUBISHI CORPORATION and LEEWAY ASIA L.P. together the “Investors” and individually, the “Investor”.

RECITALS

WHEREAS, certain of the parties hereto are parties to (i) the Share Subscription Agreement dated August 18, 2006 by and among the JA BVI, JingAo Solar Co., Ltd. and Mitsubishi Corporation and the Share Subscription Agreement dated August 9, 2006 and amended August 21, 2006 by and among the JA BVI, JingAo Solar Co., Ltd. and Leeway Asia Ltd. (the “SHARE SUBSCRIPTION AGREEMENTS”) which provide for, among other things, the sale and issuance by JA BVI of its Series A Preference Shares to the Investors, and (ii) that certain Shareholders Agreement dated August 21, 2006 by and among JA BVI, JingAo Solar Co., Ltd., Jinglong Group Co., Ltd., Improve Forever Investments Limited, Express Power Investments Limited, Leeway Asia L.P. and Mitsubishi Corporation (the “SHAREHOLDERS AGREEMENT”) which provides for certain Shareholders rights and obligations of JA BVI;

WHEREAS, as part of the reorganisation (the “REORGANISATION”) in preparation for the listing of the shares of JA Cayman on the NYSE or Nasdaq National Market, JA BVI is to become a wholly owned subsidiary of JA Cayman and the shareholders (or their respective nominees) who are shareholders of JA BVI are to become shareholders of JA Cayman with the same proportional equity interests as their proportional shareholdings in JA BVI (the “SHARE SWAP”), and in connection therein, the shareholders of the JA BVI, JA BVI and JA CAYMAN are to enter into a Sale and Purchase Agreement on the same date hereof (the “SHARE SWAP AGREEMENT”);

WHEREAS, JA BVI has determined that it is advisable and in the best interests of its shareholders to assign all of its rights and transfer all of its obligations under (i) the Share Subscription Agreements and any amendments thereto and (ii) the Shareholders Agreement to JA Cayman; and JA Cayman has determined that it is advisable and in the best interests of its shareholders to accept such assignment and transfer and the other parties to this Agreement consent to such assignment and transfer.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual consents and undertakings contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.	Assignment and Assumption. Subject to the condition precedent in Section 2 herein, JA BVI does hereby assign, transfer and convey to JA Cayman, and JA Cayman does hereby accept and assume, all of JA BVI’s rights and obligations, whether accrued as of the date hereof or hereafter arising, under each of (i) the Share Subscription Agreements and (ii) the Shareholders Agreement, and any claims, entitlements and causes of action of JA BVI related thereto. Subject to the condition precedent in Section 2 herein, the parties hereto hereby consent to such assignment and assumption in the manner set forth above.

2.	Condition Precedent. This Agreement shall become effective immediately upon the completion of the Share Swap Agreement, the terms of which are set forth on the Share Swap Agreement of equal date hereof, by and among JA Cayman and certain other parties thereto; and shall be deemed effective as of the date of completion of the Share Swap Agreement (the “EFFECTIVE DATE”).

3.	Amendments to the Share Subscription Agreements and the Shareholders Agreement.

(a)	The Share Subscription Agreements are amended as follows:

(i)	JA Cayman is added as a party to the Share Subscription Agreements and any amendments thereto, and references to the “Company” in the Share Subscription Agreements (except in relation to the obligations and events which have already been fully performed or occurred prior to the Effective Date and except for the representations and warranties given in Section 3 and 4 of the Share Subscription Agreements; provided, however, that any claim against JA BVI arising prior to the Effective Date may be brought against JA BVI or JA Cayman) shall mean JA Cayman;

(ii)	except for the representations and warranties given in Section 3 and 4 of the Share Subscription Agreements, all provisions under the Share Subscription Agreements which relate to the “Series A Preference Shares” to be held by the Investors shall be construed to refer to the Series A Preference Shares of JA Cayman; and (iv) except for the representations and warranties given in Section 3 and 4 of the Share Subscription Agreements, all provisions under the Share Subscription Agreements which relate to “Ordinary Shares” shall refer to the Ordinary Shares of JA Cayman.

(b)	The Shareholders Agreement is amended as follows:

(i)	JA Cayman is added as a party to the Shareholders Agreement and references to the “Company” in the Shareholders Agreement (except in relation to the obligations and events which have already been fully performed or occurred prior to the Effective Date, provided, however, that any claim against JA BVI arising prior to the Effective Date may be brought against JA BVI or JA Cayman) shall mean JA Cayman;

(ii)	all provisions under the Shareholders Agreement which relate to the “Series A Preference Shares” to be held by the Investors (or its successors and assigns) shall refer to the Series A Preference Shares of JA Cayman; and

(iii)	all provisions under the Shareholders Agreement which relate to “Ordinary Shares” shall refer to the Ordinary Shares of JA Cayman.

4.	Board Composition. The composition of the board of directors of JA Cayman shall be the same as that of the board of directors of JA BVI. The terms “Board” or “Board of Directors” referred to in the Share Subscription Agreements or the Shareholders Agreement shall refer to the board of directors of JA Cayman.

5.	Representation and Warranty. JA Cayman represents to each of the parties herein on the date of this Agreement and as of Effective Date that JA Cayman has full power and authority, and has obtained all necessary consents and approvals to enter into this Agreement and to exercise its rights and perform its obligations hereunder, and all corporate and other actions required to authorize its execution of this Agreement and the performance of its obligations hereunder have been duly taken.

6.	Obligations of JA BVI. Other than as specifically provided herein, the provisions of this Agreement shall not be construed, interpreted or applied as releasing or restricting the obligations of JA BVI under the Share Subscription Agreements and the Shareholders Agreement.

7.	Miscellaneous.

7.1 JA Cayman shall do, execute and perform and to procure to be done, executed and performed all such further acts, deeds, documents and things as the Investors may require from time to time to effectively assign, transfer and convey all of JA BVI’s rights and obligations, whether accrued as of the date hereof or hereafter arising, under each of (i) the Share Subscription Agreements and (ii) the Shareholders Agreement, and any claims, entitlements and causes of action of JA BVI related thereto, and otherwise to give to the Investors the full benefit of this Agreement.

7.2 This Agreement shall be governed by and construed under the laws of the State of New York, without regard to principles of conflicts of law thereunder.

7.3 Dispute Resolution.

7.3.1 Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved through consultation. Such consultation shall begin immediately after one party hereto has delivered to the other party hereto a written request for such consultation. If within thirty (30) days following the date on which such notice is given the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of either party with notice to the other.

7.3.2 The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “CENTRE”). There shall be three arbitrators. Each party hereto shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the parties shall not be limited in their selection to any prescribed list. The Chairman of the Centre shall select the third arbitrator, who shall be qualified to practice law in New York. If either party does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the Centre.

7.3.3 The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the Center in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 7.3, including the provisions concerning the appointment of arbitrators, the provisions of this Section 7.3 shall prevail.

7.3.4 The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive law of New York and shall not apply any other substantive law.

7.3.5 Each party hereto shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.

7.3.6 The award of the arbitration tribunal shall be final and binding upon the disputing parties, and either party may apply to a court of competent jurisdiction for enforcement of such award.

7.3.7 Either party shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

7.4 If any provision or part of a provision of this Agreement or its application to any party hereto shall be, or be found by any authority of competent jurisdiction to be, invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions or parts of such provisions of this Agreement, all of which shall remain in full force and effect.

7.5 This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

7.6 This Agreement may not be amended, modified or supplemented, except in a writing signed by each of the parties hereto.

7.7 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

7.8 This Agreement and any agreement, document or instrument attached hereto or referred to herein among the parties hereto integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings in respect of the subject matter hereof. In the event of any conflict between the terms, conditions and provisions of this Agreement and any such agreement, document or instrument, the terms, conditions and provisions of this Agreement shall prevail.

BJ 38518

IN WITNESS whereof the parties hereto have executed this Agreement the day and year first above written.

JA DEVELOPMENT CO., LTD.		JA SOLAR HOLDINGS CO., LTD.

/s/ Jin Baofang		/s/ Jin Baofang
Name:	Jin Baofang	Name:	Jin Baofang
Title:	Attorney-in-fact	Title:	Chief Executive Officer

JINGLONG GROUP CO., LTD.		EXPRESS POWER INVESTMENTS LIMITED

/s/ Jin Baofang		/s/ Dai Ximing
Name:	Jin Baofang	Name:	Dai Ximing
Title:	Sole Director	Title:	Sole Director

MARLINS FAME LIMITED		IMPROVE FOREVER INVESTMENTS LIMITED

/s/ Li Ming Yong		/s/ Yang Huaijin
Name:	Li Ming Yong	Name:	Yang Huaijin
Title:	President	Title:	Sole Director

GIANT FORTUNE DEVELOPMENT LIMITED		SUPER SHINE INTERNATIONAL LIMITED

/s/ Xu Chen		/s/ Tam Sau Fung
Name:	Xu Chen	Name:	Tam Sau Fung
Title:	Director and Shareholder	Title:	Director and Shareholder

SI FAB INTERNATIONAL, LTD.		FRESHEARN INVESTMENTS LIMITED

/s/ Anton Szpitalak		/s/ Wong Kok Fai
Name:	Anton Szpitalak	Name:	Wong Kok Fai
Title:	Director	Title:	Director

MITSUBISHI CORPORATION		LEEWAY ASIA L.P.

/s/ Yoshimitsu Futai		/s/ Sheldon Liu
Name:	Yoshimitsu Futai	Name:	Sheldon Liu
Title:	General Manager Head of Business Creation Dept.	Title:	Director